UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2015

ENERJEX RESOURCES, INC.

(Exact Name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30234	88-0422242
(Commissioner File Number)	(IRS Employer Identification No.)

4040 Broadway, Suite 508, San Antonio, Texas 78209

(Address of principal executive offices)

(210) 451-5545

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Explanatory Note

On March 11, 2015, EnerJex Resources, Inc. (the "Company") filed a Current Report on Form 8-K (the "Original Form 8-K") to report, among other things, the Company's entry into the following agreements: (i) Securities Purchase Agreement dated March 11, 2015, by and among the Company and certain investors, and (ii) the Placement Agency Agreement dated as of March 11, 2015, by and among the Company and Northland Securities, Inc. and Euro Pacific Capital, Inc. This Amendment No. 1 on Form 8-K/A to the Original Form 8-K is being filed solely to file (i) a copy of the filed Certificate of Designation, and (ii) the legal opinion of Reicker, Pfau, Pyle & McRoy LLP relating to the legality of the issuance and sale of the common stock and series B preferred stock and the common stock issuable upon the conversion of the series B preferred stock.

Item 5:03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 11, 2015, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) .. The Company's board of directors previously approved the Certificate of Designation, a copy of which was previously filed as exhibit 4.1 to the Form 8-K filed with the Securities & Exchange Commission on March 11, 2015 (File No. 001-36492).

Pursuant to the Certificate of Designation of, the series B preferred stock is non-voting (except to the extent required by law and except for certain consent rights relating to amending the certificate of incorporation or bylaws, and the like), ranks senior to the common stock with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company, and ranks junior to the Company's series A preferred stock with respect to dividends and with respect to distributions upon a deemed dissolution, liquidation or winding-up of the Company. Until the volume weighted average price of the Company’s common stock on NYSE exceeds $4.30 with a daily trading volume of 200,000 shares for ten consecutive trading days, the series B preferred stock is subject to full ratchet price based anti-dilution protection.

The Certificate of Designation also provides: (i) if the Company issues or agrees to grants, issues, or sells any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to holders of common stock following the closing under the Purchase Agreement, the holders of series B preferred stock shall be issued the same purchase rights on an as-converted to common stock basis, and (ii) if the Company effects a fundamental transaction, then upon any subsequent conversion of series B preferred stock, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such conversion immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s common stock or of our common stock, if the Company is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock into which series B preferred stock is convertible immediately prior to such fundamental transaction. A "fundamental transaction" means: (a) a merger or consolidation with or into another entity, (b) any sale of all or substantially all of our assets in one transaction or a series of related transactions, (c) any tender offer or exchange offer allowing holders of our common stock to tender or exchange their shares for cash, property or securities, and has been accepted by the holders of 50% or more of the outstanding common stock (d) any reclassification of our common stock or any compulsory share exchange by which common stock is effectively converted into or exchanged for other securities, cash or property, or (e) consummation of a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of the outstanding shares of common stock.

The foregoing description is qualified in its entirety by reference to the Certificate Designation, copy of which is filed as Exhibit 3.1 hereto, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

	3.1	Certificate of Designation of the Company.
	5.1	Legal Opinion of Reicker, Pfau, Pyle & McRoy LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.

Date: March 13, 2015	By:	/s/ Robert G. Watson, Jr.
Robert G. Watson, Jr. Chief Executive Officer and
President